Exhibit 99.1

N  e  w  s    R  e  l  e  a  s  e

Contacts:

At InSight:

Bret W. Jorgensen

President & CEO

Mitch C. Hill

Executive Vice President & CFO

(949) 282-6000

INSIGHT HEALTH SERVICES CORP. COMPLETES PRIVATE OFFERING OF
$300 MILLION OF SENIOR SECURED FLOATING RATE NOTES
AND RELATED REFINANCING TRANSACTIONS

Lake Forest, CA … September 22, 2005 … InSight Health Services Corp. (“InSight”), a nationwide provider of diagnostic imaging services, announced today that it has successfully completed the sale of $300 million in aggregate principal amount of its senior secured floating rate notes due 2011 in a private placement transaction.

InSight used the proceeds of the offering, together with cash on hand, to (i) repay all outstanding indebtedness under its existing credit facility, including accrued interest thereon, (ii) purchase a portion of its outstanding 9 7/8% unsecured senior subordinated notes due 2011, plus accrued interest thereon, in one or more privately negotiated transactions and (iii) pay certain related fees and expenses.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.